Exhibit 4.51

Dated     day of                  2006

TRINTECH GROUP PLC

CYRIL McGUIRE

SURRENDER

OF

TRINTECH PHASE II BUILDING

SOUTH COUNTY BUSINESS PARK

A & L GOODBODY

THIS INDENTURE is dated the      day of                  2006 and made between:

(1)	TRINTECH GROUP PLC having its registered office at South County Business Park, Leopardstown, Dublin 18 (hereinafter called the Tenant which expression shall where the context so admits or requires include the Tenant’s successors) of the one part and

(2)	CYRIL McGUIRE of

(hereinafter called the Landlord which expression shall where the context so admits include the Landlord’s executors, administrations and assigns) of the other part.

WHEREAS:

A.	By a Lease (hereinafter called the Lease) dated 30 August 2001 and made between Cyril and John McGuire of the one part and the Tenant of the other part the premises described in the Schedule hereto (hereinafter called the Premises) and intended to be hereby surrendered were demised unto the Tenant for the term of 25 years from 1 April 2001 subject to the initial yearly rent of IR£674,100 thereby reserved and to the covenants on the part of the Tenant and conditions therein contained.

B.	The interest of Cyril and John McGuire is now vested in Cyril McGuire.

C.	The Tenant has requested the Landlord to accept a surrender of all its estate, right, title and interest in the Premises which the Landlord has agreed to do subject to payment by the Tenant to the Landlord of €1,353,000 (one million three hundred and fifty three thousand Euro).

1.	NOW THIS INDENTURE WITNESSETH as follows:

In pursuance of the said agreement and in consideration of the sum of €1,353,000 (one million three hundred and fifty three thousand Euro) paid by the Tenant to the Landlord (the receipt whereof the Landlord hereby acknowledges) and in consideration of the release of the Tenant from its obligations and liabilities on foot of the covenants and conditions contained in the Lease the Tenant as beneficial owner HEREBY ASSIGNS AND SURRENDERS unto the Landlord ALL THAT AND THOSE the Premises TO HOLD the Premises unto the Landlord for all the residue now unexpired of the term of years created by the Lease TO THE INTENT that the Tenant’s estate and interest in the Premises may henceforth merge in the reversions expectant thereon and by that means become extinguished and be at an end.

2.	IT IS HEREBY CERTIFIED as follows:

2.1.	That the instrument is a surrender of property, or of a right or interest in property, not being a surrender on a sale.

2.2.	That Section 29 (conveyance on sale combined with building agreement for dwellinghouse/apartment) of the Stamp Duties Consolidation Act, 1999, does not apply to this instrument.

IN WITNESS whereof the Common Seal of the Tenant has been hereunto affixed and the Landlord has caused its common seal to be hereunto affixed the day and year first herein WRITTEN.

SCHEDULE

(the Premises)

ALL THAT the hereditaments and premises know as Trintech Phase II, South County Business Park being part of the land comprised in an Indenture dated 25th day of November 1998 and made between the Industrial Development Authority of one part and the Cyril and John McGuire of the other part as more particularly described in the Lease.

PRESENT when the Common Seal

of THE TENANT was affixed

hereto:

SIGNED SEALED AND DELIVERED

by THE LANDLORD

in the presence of:

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